Exhibit 10.22

FORM OF AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT (the “Amendment”) to the AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT dated [                    ](the “Original Agreement”), is entered into effective December 8, 2005, by and between Varian Semiconductor Equipment Associates, Inc., a Delaware corporation (the “Company”), and [            ] (the “Employee”).

INTRODUCTION

The Company’s Board of Directors (the “Board”) has determined that it is in the best interest of the Company and its stockholders that the Original Agreement be amended to (i) eliminate a commitment to pay any taxes due on certain payments by the Company, (ii) clarify that the Employee will receive appropriate credit for amounts earned under the Company’s Management Incentive Plan (the “MIP”) in calculating certain payments and (iii) clarify the termination provision. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Original Agreement.

The parties therefore agree as follows:

Section 1.    Amendment to Commitment to Pay Taxes.    Section 4(a)(i) of the Original Agreement is hereby amended by deleting from the end of the sentence the text “; and it being further agreed and understood that the Company shall be responsible for payment of any taxes due on any such payments under this Section 4(a)(i)”.

Section 2.    Amendment to Clarify MIP Payments.

(a) Section 4(a)(i) of the Original Agreement is hereby amended to replace clause (B) in its entirety with the following text:

(B) the highest annual bonus that was earned by Employee (it being understood that this shall include, in the case of any bonus paid in installments, the total amount of the bonus (including installments that are not yet paid)) in any of the three fiscal years ending prior to the date of termination under the Company’s Management Incentive Plan (the “MIP”),

(b) Section 4 of the Original Agreement is hereby amended to add the following text as a new Section 4(c):

(c) The Company shall pay to Employee as compensation for services rendered, no later than five (5) business days following the date of termination, in a lump sum payment, any unpaid installments of any bonuses previously earned by Employee.

Section 3.    Amendments to Termination Provision.    Section 6(j) of the Original Agreement is hereby amended to add the following text at the end of the first sentence:

; provided, however, that if either a Change in Control or Potential Change in Control occurs within six months after any termination pursuant to this sentence, then such termination shall be ineffective.

Section 4.    Effect of Amendments.    Other than as expressly set forth in this Amendment, the Original Agreement remains in full force and effect.

Section 5.    Miscellaneous.    The validity, interpretation, construction and performance of the Original Agreement and this Amendment shall be governed by the laws of the State of Massachusetts without giving effect to the provisions, principles or policies thereof relating to choice or conflict of laws.

The parties have executed this Amendment as of the day and year first written above.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

By:

Name:

Title:

EMPLOYEE

[ name ]